Exhibit 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release Date: November 5, 2008	Contact: Media Teresa Souza 915/543-5823	Investor Relations: Steve Busser 915/543-5983 Rachelle Williams 915/543-2257

El Paso Electric Announces Third Quarter Financial Results

Overview

•

For the third quarter 2008, EE reported net income of $33.1 million, or $0.74 basic and diluted earnings per share. In the third quarter of 2007, EE had net income of $36.1 million, or $0.79 basic and diluted earnings per share.

•

For the nine months ended September 30, 2008, EE reported net income of $66.8 million, or $1.49 and $1.48 basic and diluted earnings per share, respectively. Net income for the nine months ended September 30, 2007 was $60.8 million, or $1.33 and $1.32 basic and diluted earnings per share, respectively.

“Earnings in the third quarter of 2008 declined 8.4% relative to the third quarter of 2007, primarily as a result of decreased revenues from retail customers, increased interest expense and a decline in investment income,” said J. Frank Bates, Interim President and Chief Executive Officer. “Retail revenues decreased due to cooler than normal weather in the third quarter. Interest expense increased largely as a result of the issuance of $150 million of Senior Notes in mid-year, and investment income declined as a result of declines in the market value of equity investments in the Palo Verde nuclear plant decommissioning trust. These earnings reductions were partially offset by increased revenues from off-system sales and transmission wheeling.”

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Earnings Summary

The table and explanations below present the major factors affecting 2008 net income relative to 2007 net income.

	Quarter Ended			Nine Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
September 30, 2007		$36,088	$0.79		$60,806	$1.33
Changes in:
Retained margins on off-system sales	$2,391	1,506	0.03	$3,949	2,488	0.06
Deregulated Palo Verde Unit 3 proxy market pricing	1,827	1,151	0.03	10,214	6,435	0.14
Transmission wheeling revenue	1,701	1,072	0.02	5,241	3,302	0.07
AFUDC and capitalized interest	1,041	939	0.02	3,927	3,301	0.07
Retail non-fuel base revenue	(3,553)	(2,239)	(0.05)	9,842	6,200	0.14
Interest on long-term debt	(3,324)	(2,094)	(0.04)	(5,972)	(3,762)	(0.08)
Interest and investment income	(2,857)	(1,800)	(0.04)	(4,695)	(2,958)	(0.07)
Depreciation and amortization	(1,412)	(890)	(0.02)	(4,669)	(2,942)	(0.07)
Fossil fuel plant O&M	(811)	(511)	(0.01)	(5,542)	(3,492)	(0.07)
Palo Verde O&M	(587)	(370)	—	(9,267)	(5,839)	(0.13)
Other		222	—		3,257	0.07

September 30, 2008		$33,074	0.73		$66,796	1.46

Change in weighted average number of shares			0.01			0.03

September 30, 2008 earnings per share			$0.74			$1.49

Third Quarter 2008

Earnings for the quarter ended September 30, 2008 when compared to the same period last year were positively affected by:

•	Higher retained margins on off-system sales as a result of a 66% increase in MWh sales along with slightly higher margins per MWh.
•	Higher proxy market prices for deregulated Palo Verde Unit 3 power sold to retail customers.
•	Increased revenues for transmission wheeling in 2008 largely due to wheeling power in southern New Mexico and Arizona.
•	Increased AFUDC (allowance for funds used during construction) due to higher balances of construction work in progress subject to AFUDC in 2008.

Earnings for the quarter ended September 30, 2008 when compared to the same period last year were negatively affected by:

•

Lower retail non-fuel revenues of $3.6 million or 2.6% in 2008 due to a 3.3% decrease in kWh sales to retail customers. The decrease in kilowatt-hour sales was due to cooler than normal weather in the third quarter of 2008 compared to the same period in 2007. Cooling degree days in the third quarter of 2008 were 24% lower than in the third quarter of 2007.

•

Increased interest expense on long-term debt primarily due to the issuance of $150 million of 7.5% Senior Notes in June 2008 and to a smaller extent higher interest rates on auction rate pollution control bonds.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

•	Lower interest and investment income primarily due to impairments of equity investments in our Palo Verde decommissioning trust funds.
•	Increased depreciation and amortization expense primarily due to higher depreciable plant balances.

Year to Date

Earnings for the nine months ended September 30, 2008 when compared to the same period last year were positively affected by:

•	Higher proxy market prices for deregulated Palo Verde Unit 3 power sold to retail customers.
•

Higher retail non-fuel base revenues in 2008 largely due to increased revenues from small commercial and industrial customers and other public authorities. Revenues from small commercial and industrial customers and other public authorities were primarily the result of increased kilowatt-hour sales to these customers of 2.7% and 5.2%, respectively.

•	Increased revenues for transmission wheeling in 2008 largely due to wheeling power in southern New Mexico and Arizona.
•	Increased AFUDC and capitalized interest due to higher balances of construction work in progress subject to AFUDC and nuclear fuel inventory subject to capitalized interest in 2008.
•	Higher retained margins on off-system sales as a result of increased sales and higher margins from off-system sales to a wholesale customer.

Earnings for the nine months ended September 30, 2008 when compared to the same period last year were negatively affected by:

•

Increased Palo Verde non-fuel operations and maintenance expenses in 2008 due to higher maintenance costs at Palo Verde Unit 2 associated with refueling the unit, including some unscheduled preventive maintenance, and increased operating costs at all three units.

•

Increased interest expense on long-term debt primarily due to the issuance of $150 million of 7.5% Senior Notes in June 2008 and to a smaller extent higher interest rates on auction rate pollution control bonds.

•

Increased O&M costs at our fossil-fueled generating plants as planned major maintenance was performed at Four Corners Unit 5 and Newman Unit 3 in 2008. In 2007 no major maintenance was performed at our fossil-fueled generating units.

•

Lower interest and investment income due to impairments of equity investments in our Palo Verde decommissioning trust funds and a decrease in the fair value of our investments in auction rate securities.

•	Increased depreciation and amortization primarily due to increased depreciable plant balances.

Key Earnings Drivers

Historically, our earnings are largely influenced by base revenues from retail electric customers, operations at Palo Verde, and off-systems sales margins.

Retail Non-fuel Base Revenues

Retail non-fuel base revenues decreased by $3.6 million, pre-tax, or 2.6% in the third quarter of 2008 compared to the same period in 2007 primarily due to cooler than normal summer weather in the third quarter of 2008. During the third quarter of 2008, cooling degree days were 24% below the same period in 2007 and 19% below the 10-year average. As a result, residential, small commercial and industrial customers and public authority customers’ revenues and kWh sales in the third quarter of 2008 declined compared to the same period in 2007

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

as can be seen on page 11 of 15 of the Release. The decline in weather related sales was partially offset by increased kWh sales due to a 1.9% increase in the average number of customers served.

For the nine month period ended September 30, 2008, retail non-fuel base revenues increased $9.8 million, pre-tax, or 2.8%. KWh sales grew 1.6%, compared to the same period in 2007 reflecting a 2.0% increase in the average number of customers served as can be seen on page 13 of 15 of the Release. During the nine months ended September 30, 2008, retail kWh sales from residential customers and small commercial and industrial customers were restrained by cooler than normal summer weather and warmer than normal winter weather. Cooling degree days in the nine months ended September 30, 2008 were 9% lower and heating degree days were 7% lower than in the nine months ended September 30, 2007. Non-fuel base rate revenues in 2008 also reflect a full year of the increase in New Mexico rates effective in July 2007.

Palo Verde Operations

We own approximately 633 MW (undivided interest) of generating capacity in the three generating units at the Palo Verde nuclear power station. The operation of Palo Verde not only affects our ability to make off-system sales but also impacts fuel costs to native load customers and represents a significant portion of our non-fuel operation and maintenance expenses. Palo Verde generation accounted for over 57% of total Company generation in the first nine months of both 2008 and 2007. Megawatt-hours (MWh) generated by Palo Verde increased 10.6% in the third quarter of 2008 and 4.1% in the nine months ended September 30, 2008 compared to the same periods in 2007.

Palo Verde operation and maintenance expenses increased $0.6 million, pre-tax, or 2.9% in the third quarter of 2008 compared to the third quarter of 2007 reflecting increased operating costs at the plant. In the nine months ended September 30, 2008, Palo Verde operation and maintenance expenses increased $9.3 million, pre-tax, or 15.1% compared to the same period in 2007. This increase is primarily due to increased maintenance costs incurred during the 2008 spring refueling outage at Palo Verde Unit 2 and increased operating costs at all three units in response to an enhanced inspection regimen by the Nuclear Regulatory Commission (NRC). The NRC placed Palo Verde Unit 3 in the “multiple/repetitive degraded cornerstone” column of the NRC’s action matrix in February 2007 which has resulted in an enhanced NRC inspection regimen for the entire plant. This enhanced inspection regimen and associated corrective actions have resulted in increased operating costs at the plant.

Off-system Sales

We continue to make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The table below shows off-system sales in MWh and the pre-tax margins realized and retained by us from sales for the quarter and nine month periods ended September 30, 2008 and 2007:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
MWh sales	891,632	536,397	2,568,437	1,710,403
Total margins (in thousands)	$7,139	$3,942	$24,314	$17,982
Retained margins (in thousands)	$5,355	$2,964	$18,262	$14,313

For the quarter ended September 30, 2008, retained margins from off-system sales increased approximately $2.4 million, pre-tax, over the corresponding period in 2007 due primarily to a 66% increase in MWh sales.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

For the nine months ended September 30, 2008, our retained margins increased $3.9 million, pre-tax, over the corresponding period in 2007. The increase in off-system sales margins was primarily the result of an off-system sale transaction. In May 2007, the Company began selling 100 MW of firm energy and 50 MW of contingent energy to the Imperial Irrigation District. The firm portion of this sale is made through a 100 MW purchase of firm energy from CreditSuisse, LLC and the contingent portion is generally from our generating plants. During the first nine months of 2008, the net margin from this transaction was $10.1 million compared to $2.3 million during the same period last year. This increase was somewhat offset by reduced margins on our other off-system sales in the first and second quarters of 2008 due to higher costs of energy. The table below shows on a per MWh basis, pre-tax revenues, costs and margins from off-system sales for the first three quarters of 2008 and 2007.

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Pre-Sharing Average Margin Per MWh
March 31, 2007	$54.24	$38.92	$15.32
June 30, 2007	$59.53	$52.12	$7.41
September 30, 2007	$57.61	$50.26	$7.35

March 31, 2008	$66.07	$52.60	$13.47
June 30, 2008	$88.78	$84.89	$3.89
September 30, 2008	$71.07	$63.07	$8.01

Capital and Liquidity

We continue to maintain a strong capital structure. At September 30, 2008, common stock equity represented 46.1% of our permanent capitalization (common stock, long-term debt and the current portion of long-term debt and financing obligations). At September 30, 2008, we had a balance of $104.4 million in cash and cash equivalents.

In September 2008, financial markets entered into a period of instability and uncertainty. We responded by taking a conservative approach with our cash and cash equivalents. Substantially all of our cash and cash equivalents are currently invested in short-term U.S. Treasury instruments, and we expect to limit our short-term cash investments to U. S. Treasury instruments until financial market conditions stabilize.

Cash flows from operations for the nine months ended September 30, 2008 decreased to $114.3 million from $147.2 million in the corresponding period in 2007. The primary factor affecting the change in cash flow was the 2008 increase in under-recovered fuel costs. Cash requirements increased $56.5 million in the first nine months of 2008 compared to the first nine months of 2007 due to this under-recovery of fuel costs. Costs for natural gas increased significantly through July 2008 before declining in August and September 2008, resulting in a significant increase in fuel costs and the balance of fuel under-recoveries. In addition, from March 2008 through September 2008, a portion of fuel cost increases in New Mexico were deferred for collection beginning in October 2008. As a result, at September 30, 2008, we had a fuel under-recovery balance of $74.4 million, including $63.0 million in Texas and $11.4 million in New Mexico. The Public Utility Commission of Texas has approved the recovery of fuel under-recoveries in Texas through two fuel surcharges including a $30.1 million twelve-month surcharge that was placed into effect in May 2008, and a $39.5 million eighteen-month surcharge which was placed into effect in October 2008. The Public Utility Commission of Texas also approved an increase in our fixed fuel factor effective in October 2008 which reflects a delivered cost of natural gas of $8.40 per MMBtu. The collection of fuel surcharges will increase our cash flow through the remainder of 2008 and into 2009.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

During the nine months ended September 30, 2008, our primary capital requirements were for the construction and purchase of electric utility plant, purchases of nuclear fuel and the repurchase of common stock. Capital requirements for new electric plant were $141.9 million for the nine-month period ended September 30, 2008 compared to $104.0 million for the nine-month period ended September 30, 2007. During the first nine months of 2008, we repurchased $9.9 million of common stock compared to common stock repurchases of $31.4 million in the first nine months of 2007. We issued $150 million of 7.5% Senior Notes in June 2008 to meet our current and expected future cash requirements. The net proceeds from the 7.5% Senior Notes of $148.7 million were used to pay down $44.0 million of working capital borrowings under our credit facility and the remaining proceeds are expected to fund our construction program and ensure adequate liquidity through most of 2009. In addition, during the first nine months of 2008, we liquidated $16.0 million of temporary investments.

Our capital requirements for nuclear fuel increased substantially in 2007 as a result of increases in prices for uranium concentrates and an increase in our inventory of nuclear fuel feedstock. The higher balance of nuclear fuel inventory was maintained in 2008. We finance our nuclear fuel inventory through a trust that borrows under our $200 million credit facility to acquire and process the nuclear fuel. Borrowings under the credit facility for nuclear fuel were $92.2 million as of September 30, 2008 and $86.7 million as of September 30, 2007. Up to $120 million of the credit facility may be used to finance nuclear fuel. Amounts not drawn for nuclear fuel are available for general corporate purposes.

No shares of common stock were repurchased during the third quarter of 2008. As of September 30, 2008, approximately 1,521,366 shares remain available for repurchase under the currently authorized program.

2008 Earnings Guidance

We have revised our earnings guidance for 2008 to a range of $1.65 to $1.85 per basic share from previous guidance of $1.60 to $1.95 per basic share.

Conference Call

A conference call to discuss third quarter 2008 earnings is scheduled for 4 p.m. Eastern Time, November 5, 2008. The dial-in number is 866-282-2803 with a conference id of 1292534. The conference leader will be Scott Wilson, Executive Vice President, Chief Financial and Administrative Officer of EE. A replay will run through November 19, 2008 with a dial-in number of 866-837-8032 and a conference id of 1292534. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iii) unanticipated increased costs associated with scheduled and unscheduled outages; (iv) costs at Palo Verde, including additional costs relating to an enhanced NRC oversight and inspection regimen; (v) deregulation of the electric utility industry; (vi) possible increased costs of compliance with environmental or other laws, regulations and policies; (vii) possible income tax and interest payments as a result of audit adjustments

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

proposed by the IRS; (viii) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; and (ix) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended September 30, 2008 and 2007

(In thousands except for per share data)

(Unaudited)

	2008	2007	Variance
Operating revenues, net of energy expenses:
Base revenues	$135,599	$139,342	$(3,743	) (a)
Off-system sales margins, net of sharing	5,355	2,964	2,391
Deregulated Palo Verde Unit 3 proxy market pricing	5,959	4,132	1,827
Other	6,395	4,592	1,803	(b)

Operating Revenues Net of Energy Expenses	153,308	151,030	2,278

Other Operating Expenses:
Other operations and maintenance	40,969	38,688	2,281
Palo Verde operations and maintenance	20,535	19,948	587
Taxes other than income taxes	13,219	13,984	(765)
Other income (deductions)	(669)	2,468	(3,137)

Earnings Before Interest, Taxes, Depreciation and Amortization	77,916	80,878	(2,962	) (c)

Depreciation and amortization	18,832	17,420	1,412
Interest on long-term debt	12,581	9,257	3,324
AFUDC and capitalized interest	4,167	3,126	1,041
Other interest expense	(592)	229	(821)

Income Before Income Taxes	51,262	57,098	(5,836)

Income tax expense	18,188	21,010	(2,822)

Net Income	$33,074	$36,088	$(3,014)

Basic Earnings per Share	$0.74	$0.79	$(0.05)

Diluted Earnings per Share	$0.74	$0.79	$(0.05)

Weighted average number of shares outstanding	44,726	45,618	(892)

Weighted average number of shares and dilutive potential shares outstanding	44,914	45,935	(1,021)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $20.3 million and $21.1 million, respectively.
(b)	Other revenues include a $1.7 million increase in wheeling revenues.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Nine Months Ended September 30, 2008 and 2007

(In thousands except for per share data)

(Unaudited)

	2008	2007	Variance
Operating revenues, net of energy expenses:
Base revenues	$363,041	$353,454	$9,587 (a)
Off-system sales margins, net of sharing	18,262	14,313	3,949
Deregulated Palo Verde Unit 3 proxy market pricing	16,775	6,561	10,214
Other	15,564	8,165	7,399 (b)

Operating Revenues Net of Energy Expenses	413,642	382,493	31,149

Other Operating Expenses:
Other operations and maintenance	125,719	119,154	6,565
Palo Verde operations and maintenance	70,594	61,327	9,267
Taxes other than income taxes	37,318	38,108	(790)
Other income (deductions)	(509)	4,423	(4,932)

Earnings Before Interest, Taxes, Depreciation and Amortization	179,502	168,327	11,175 (c)

Depreciation and amortization	56,223	51,554	4,669
Interest on long-term debt	33,263	27,291	5,972
AFUDC and capitalized interest	11,703	7,776	3,927
Other interest expense	(35)	577	(612)

Income Before Income Taxes	101,754	96,681	5,073

Income tax expense	34,958	35,875	(917)

Net Income	$66,796	$60,806	$5,990

Basic Earnings per Share	$1.49	$1.33	$0.16

Diluted Earnings per Share	$1.48	$1.32	$0.16

Weighted average number of shares outstanding	44,791	45,750	(959)

Weighted average number of shares and dilutive potential shares outstanding	45,015	46,119	(1,104)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $53.0 million and $35.5 million, respectively.
(b)	Other revenues include a $5.2 million increase in wheeling revenues.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Nine Months Ended September 30, 2008 and 2007

(In thousands and Unaudited)

	2008	2007
Cash flows from operating activities:
Net income	$66,796	$60,806
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	56,223	51,554
Deferred income taxes, net	12,792	9,569
Other	24,330	19,036
Change in working capital items:
Net recovery (deferral) of fuel revenues	(46,704)	9,837
Other	901	(3,631)

Net cash provided by operating activities	114,338	147,171

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(141,880)	(104,041)
Cash additions to nuclear fuel	(19,473)	(52,286)
Proceeds from sale of investment in debt securities	16,000	—
Decommissioning trust funds	(7,967)	(7,359)
Other	(8,396)	(3,374)

Net cash used for investing activities	(161,716)	(167,060)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,004	4,172
Repurchase of common stock	(9,892)	(31,447)
Nuclear fuel financing obligation	9,233	40,483
Proceeds from issuance of long-term notes payable	148,719	—
Other	(2,217)	1,517

Net cash provided by financing activities	146,847	14,725

Net increase (decrease) in cash and cash equivalents	99,469	(5,164)

Cash and cash equivalents at beginning of period	4,976	40,101

Cash and cash equivalents at end of period	$104,445	$34,937

Cash interest payments	$25,424	$20,031

El Paso Electric Company and Subsidiary

Quarter Ended September 30, 2008 and 2007

Sales and Revenues Statistics

			Increase (Decrease)
	2008	2007	Amount	Percentage
MWh sales:
Retail:
Residential	686,247	726,280	(40,033)	(5.5%)
Commercial and industrial, small	655,669	664,307	(8,638)	(1.3%)
Commercial and industrial, large	295,298	313,332	(18,034)	(5.8%)
Sales to public authorities	395,313	397,191	(1,878)	(0.5%)

Total retail sales	2,032,527	2,101,110	(68,583)	(3.3%)

Wholesale:
Sales for resale	14,981	15,034	(53)	(0.4%)
Off-system sales	891,632	536,397	355,235	66.2%

Total wholesale sales	906,613	551,431	355,182	64.4%

Total MWh sales	2,939,140	2,652,541	286,599	10.8%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$57,485	$60,489	$(3,004)	(5.0%)
Commercial and industrial, small	48,714	48,847	(133)	(0.3%)
Commercial and industrial, large	9,648	9,982	(334)	(3.3%)
Sales to public authorities	19,341	19,423	(82)	(0.4%)

Total retail non-fuel base revenues	135,188	138,741	(3,553)	(2.6%)
Wholesale:
Sales for resale	411	601	(190)	(31.6%)

Total non-fuel base revenues	135,599	139,342	(3,743)	(2.7%)

Fuel revenues:
Recovered from customers during the period (a)	58,791	58,737	54	0.1%
Under (over) collection of fuel	15,784	2,496	13,288	—
New Mexico fuel in base rates	20,317	21,124	(807)	(3.8%)

Total fuel revenues	94,892	82,357	12,535	15.2%

Off-system sales	63,371	30,900	32,471	—
Other	7,937	5,926	2,011	33.9%

Total operating revenues	$301,799	$258,525	$43,274	16.7%

Off-system sales (in thousands):
Gross margins	$7,139	$3,942	$3,197	81.1%
Retained margins	5,355	2,964	2,391	80.7%

Average number of retail customers:
Residential	321,004	315,674	5,330	1.7%
Commercial and industrial, small	35,977	34,788	1,189	3.4%
Commercial and industrial, large	51	56	(5)	(8.9%)
Sales to public authorities	4,902	4,840	62	1.3%

Total	361,934	355,358	6,576	1.9%

Number of retail customers (end of period):
Residential	321,519	316,266	5,253	1.7%
Commercial and industrial, small	35,961	34,959	1,002	2.9%
Commercial and industrial, large	51	55	(4)	(7.3%)
Sales to public authorities	4,929	4,845	84	1.7%

Total	362,460	356,125	6,335	1.8%

			10 Yr Average
Weather statistics:
Heating degree days	1	—	1
Cooling degree days	1,147	1,504	1,415

(a)	Excludes $8.4 million and $7.9 million, respectively, of prior periods deferred fuel revenues recovered through Texas fuel surcharges.

El Paso Electric Company

Quarter Ended September 30, 2008 and 2007

Generation and Purchased Power Statistics

			Increase (Decrease)
	2008	2007	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	1,332,861	1,204,767	128,094	10.6%
Four Corners	210,587	208,624	1,963	0.9%
Gas plants	835,924	915,938	(80,014)	(8.7%)

Total generation	2,379,372	2,329,329	50,043	2.1%
Purchased power	730,239	499,606	230,633	46.2%

Total available energy	3,109,611	2,828,935	280,676	9.9%
Line losses and Company use	170,471	176,394	(5,923)	(3.4%)

Total	2,939,140	2,652,541	286,599	10.8%

Palo Verde capacity factor (a)	95.4%	87.7%	7.7%
Four Corners capacity factor	91.7%	90.9%	0.8%

(a)	Net generating capability for Palo Verde increased to 633 MW in 2008 from 622 MW in 2007 due to the replacement of steam generators at Palo Verde Unit 3.

El Paso Electric Company and Subsidiary

Nine Months Ended September 30, 2008 and 2007

Sales and Revenues Statistics

			Increase (Decrease)
	2008	2007	Amount	Percentage
MWh sales:
Retail:
Residential	1,736,637	1,735,018	1,619	0.1%
Commercial and industrial, small	1,731,243	1,685,663	45,580	2.7%
Commercial and industrial, large	874,392	892,398	(18,006)	(2.0%)
Sales to public authorities	1,099,000	1,044,276	54,724	5.2%

Total retail sales	5,441,272	5,357,355	83,917	1.6%

Wholesale:
Sales for resale	40,734	39,135	1,599	4.1%
Off-system sales	2,568,437	1,710,403	858,034	50.2%

Total wholesale sales	2,609,171	1,749,538	859,633	49.1%

Total MWh sales	8,050,443	7,106,893	943,550	13.3%

Operating revenues (in thousands):
Base revenues:
Retail:
Residential	$144,457	$143,863	$594	0.4%
Commercial and industrial, small	132,887	125,988	6,899	5.5%
Commercial and industrial, large	27,995	29,344	(1,349)	(4.6%)
Sales to public authorities	56,396	52,698	3,698	7.0%

Total retail base revenues	361,735	351,893	9,842	2.8%
Wholesale:
Sales for resale	1,306	1,561	(255)	(16.3%)

Total base revenues	363,041	353,454	9,587	2.7%

Fuel revenues:
Recovered from customers during the period (a)	144,420	153,810	(9,390)	(6.1%)
Under/(over) collection of fuel	58,556	12,878	45,678	—
New Mexico fuel in base revenues	53,042	35,499	17,543	49.4%

Total fuel revenues	256,018	202,187	53,831	26.6%
Off-system sales	186,970	97,221	89,749	92.3%
Other	20,415	13,371	7,044	52.7%

Total operating revenues	$826,444	$666,233	$160,211	24.0%

Off-system sales (in thousands):
Gross margins	$24,314	$17,982	$6,332	35.2%
Retained margins	18,262	14,313	3,949	27.6%

Average number of retail customers:
Residential	319,709	314,565	5,144	1.6%
Commercial and industrial, small	35,737	33,913	1,824	5.4%
Commercial and industrial, large	53	56	(3)	(5.4%)
Sales to public authorities	4,876	4,830	46	1.0%

Total	360,375	353,364	7,011	2.0%

Number of retail customers (end of period):
Residential	321,519	316,266	5,253	1.7%
Commercial and industrial, small	35,961	34,959	1,002	2.9%
Commercial and industrial, large	51	55	(4)	(7.3%)
Sales to public authorities	4,929	4,845	84	1.7%

Total	362,460	356,125	6,335	1.8%

			10 Yr Average
Weather statistics
Heating degree days	1,275	1,375	1,271
Cooling degree days	2,160	2,361	2,401

(a)	Excludes $13.3 million and $22.9 million, respectively, of prior periods deferred fuel revenues recovered through Texas fuel surcharges.

El Paso Electric Company & Subsidiary

Nine Months Ended September 30, 2008 and 2007

Generation and Purchased Power Statistics

			Increase (Decrease)
	2008	2007	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	3,598,148	3,454,837	143,311	4.1%
Four Corners	495,099	509,465	(14,366)	(2.8%)
Gas plants	2,126,202	2,071,299	54,903	2.7%

Total generation	6,219,449	6,035,601	183,848	3.0%
Purchased power	2,300,865	1,567,603	733,262	46.8%

Total available energy	8,520,314	7,603,204	917,110	12.1%
Line losses and Company use	469,871	496,311	(26,440)	(5.3%)

Total	8,050,443	7,106,893	943,550	13.3%

Palo Verde capacity factor (a)	86.4%	84.8%	1.6%
Four Corners capacity factor	72.4%	74.8%	(2.4%)

(a)	Net generating capability for Palo Verde increased to 633 MW in 2008 from 622 MW in 2007 due to the replacement of steam generators at Palo Verde Unit 3.

El Paso Electric Company and Subsidiary

Financial Statistics

At September 30, 2008 and 2007

(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2008	2007
Cash and temporary investments	$104,445	$34,937

Common stock equity	$712,086	$623,211
Long-term debt, net of current portion	739,641	590,886
Financing obligations, net of current portion	70,918	68,189

Total capitalization	$1,522,645	$1,282,286

Current portion of long-term debt and financing obligations	$21,330	$18,534

Number of shares—end of period	44,826,941	45,136,242

Book value per common share	$15.89	$13.81

Common equity ratio	46.1%	47.9%
Debt ratio	53.9%	52.1%